Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-88454) pertaining to the First Amended and Restated 1999 Non-Qualified Stock Option Plan, the Registration Statement (Form S-8 No. 333-143216) pertaining to the Alamo Group Inc. 2005 Incentive Stock Option Plan and the Shelf Registration Statement (Form S-3 No. 333-136089) of Alamo Group Inc. and related prospectus of our report dated March 6, 2009, with respect to the consolidated financial statements of Alamo Group Inc. as of and for each of the years in the period ended December 31, 2008, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

Ernst & Young LLP

San Antonio, Texas

March 15, 2010